News Release

FOR IMMEDIATE RELEASE

Contact Information:

Laura Kiernan	Kurt Goddard
Director, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: laura.kiernan@terex.com	Email: kurt.goddard@terex.com

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

AND PROVIDES 2009 UPDATE

WESTPORT, CT, February 11, 2009 -- Terex Corporation (NYSE: TEX) today announced a net loss for the fourth quarter of 2008 of $421.5 million, or $4.46 per share. The net loss in the fourth quarter includes pre-tax non-cash charges of $459.9 million, or $4.84 per share, for the impairment of goodwill. These charges were in the Company’s Construction, Roadbuilding and Utility Products businesses. Additionally, the Company incurred pre-tax charges of $21.8 million, or $0.24 per share, primarily associated with a reduction in production levels in the fourth quarter of 2008. These results compare to net income of $174.0 million, or $1.67 per share, for the fourth quarter of 2007. All per share amounts are on a fully diluted basis.

Net sales for the fourth quarter of 2008 dropped by approximately 20% to $2.08 billion versus $2.59 billion in the fourth quarter of 2007, as declining demand in the Company’s Aerial Work Platforms, Construction and Materials Processing businesses continued. The translation effect of foreign currency exchange rate changes negatively impacted fourth quarter 2008 net sales by approximately 8%, while acquisitions added approximately 2% to net sales over the prior year’s fourth quarter.

For the full year 2008, the Company reported net income of $71.9 million, or $0.72 per share, compared to net income of $613.9 million, or $5.85 per share, for the full year 2007. The goodwill impairment charges mentioned above reduced net income by $4.60 per share for the full year, and other pre-tax charges totaling $25.8 million, primarily related to adjustment of the Company’s production levels, decreased full year 2008 net income by $0.18 per share. Net income for 2007 included a $12.5 million pre-tax charge related to the early extinguishment of the Company's 9-1/4% Senior Subordinated Notes, which negatively impacted earnings per share by $0.08.

Net sales were $9.89 billion in 2008, an increase of 8.2% from $9.14 billion in 2007. The translation effect of foreign currency exchange rate changes accounted for approximately 3% of the increase in net sales and acquisitions contributed approximately 3% of the increase in net sales. The strong full year performance of the Cranes and Mining businesses were offset by the dramatic decline in demand for many of the Company’s other products during the second half of 2008, largely due to the impact of the rapidly deteriorating global economy.

Ron DeFeo, Terex Chairman and Chief Executive Officer, stated, “This past year has been like no other – the first half of the year exhibited robust growth and expansion, while the second half of the year was severely impacted by the global credit crisis and economic deterioration, which drove significant declines in customer demand in our businesses. For the full year, net sales increased significantly in our Cranes and Mining businesses, but were offset by the results in our Aerial Work Platforms, Construction, and Materials Processing businesses, which experienced considerable weakness in the second half of the year. Excluding the goodwill impairment charges, our net income for the year was good given the economic environment. Although we are disappointed with our current working capital levels, we have taken aggressive actions to adjust our production to meet reduced customer demand. We maintained a strong cash position and ended the year with a solid balance sheet and sufficient liquidity to execute our key business plans.”

Mr. DeFeo continued, “Given the current market conditions, it is difficult to project 2009 performance with a reasonable degree of certainty. However, we are planning for continued softness in demand. We are experiencing increasing levels of cancellations in our backlog for crane and mining products, as well as delays in acceptance of deliveries, as our customers in these areas are not immune to the effects of the global economic downturn. Based on what we know today, we expect our net sales for 2009 to decline by 30% to 35% from 2008. The translation effect of foreign currency exchange rate changes is expected to contribute approximately 13% of this decline. Given the uncertainty and volatility in today’s environment, we are not providing earnings guidance until we have better visibility; however, we will continue to take aggressive actions to reduce operating costs and improve our cash flow.”

Highlights for the Fourth Quarter of 2008

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales were $2.08 billion in the fourth quarter of 2008, a decrease of approximately 20% versus the fourth quarter of 2007. Excluding the impacts of foreign currency exchange rate changes and acquisitions, net sales declined approximately 14% in the fourth quarter of 2008 versus the comparable prior year period. Continued weak demand in the Aerial Work Platforms, Construction and Materials Processing businesses primarily drove the decrease in net sales. This was partially offset by higher net sales in the Cranes and Mining businesses.

(Loss) Income from Operations and Operating Margin: Loss from operations was $391.8 million in the fourth quarter of 2008, versus income from operations of $239.9 million in the fourth quarter of 2007. The fourth quarter of 2008 operating margin was negative 18.9%, versus the prior year’s fourth quarter operating margin of 9.3%. These results include the impact of $459.9 million of charges in the fourth quarter of 2008 for goodwill impairments in the Construction, Roadbuilding and Utility Products businesses, where the recorded value of those assets exceeded their fair value due to lower projected results for these businesses resulting from adverse market conditions.

Excluding the goodwill impairment charges, income from operations would have been $68.1 million, or an operating margin of 3.3%, in the fourth quarter of 2008. On this basis, operating income decreased, versus the comparable prior year period, primarily due to the significant volume reductions in the Aerial Work Platforms and Construction segments, as well as higher input costs in all segments, primarily related to steel. Operating margin was also negatively impacted, to a lesser extent, by costs associated with the reduction in production levels and the translation effect of foreign currency exchange rate changes. These negative effects were partially offset by higher operating margin in the Cranes segment in the fourth quarter of 2008 versus the prior year.

Interest and Other Income/Expense: Net interest expense was $23.0 million for the fourth quarter of 2008, compared with $14.6 million in the fourth quarter of 2007, reflecting increased Debt, less cash and cash equivalents versus year ago levels. Other expense totaled $9.4 million for the fourth quarter of 2008, compared with other income of $10.7 million for the fourth quarter of 2007. This decrease was primarily attributable to the translation effect on foreign denominated balances that were revalued in the functional currencies of the entities that hold them, as foreign exchange rates fluctuated.

Taxes: The effective tax rates for the fourth quarter and full year 2008 were 0.6% and 77.1%, respectively. Excluding the impact of the goodwill impairment charges taken during the fourth quarter of 2008, the fourth quarter and full year effective tax rates would have been (2.8%) and 31.5%, respectively. These amounts compare to the effective tax rate of 26.3% for the fourth quarter of 2007 and 33.2% for the full year 2007. The goodwill impairment charges had an effective tax rate of 0.4% because almost all of the goodwill was not tax deductible. The Company recognized net discrete tax benefit items during the fourth quarter of 2008 that reduced the tax provision for the fourth quarter and full year 2008.

Capital Structure: Return on Invested Capital (ROIC) was 19.2%, excluding the effect of the goodwill impairment charges, for the trailing twelve months ended December 31, 2008, compared to 28.9% in the comparable period ended December 31, 2007. This decrease was primarily due to lower operating income, as well as the negative effect of increased inventory and cash invested in recent acquisitions on invested capital.

Net cash provided by operating activities in the fourth quarter was $218.8 million, driven by operating earnings and working capital reductions, and led to full year net cash provided by operating activities of $183.7 million. This compares to full year 2007 net cash provided by operating activities of $361.4 million.

Debt, less cash and cash equivalents, decreased approximately $129 million in the fourth quarter of 2008 to approximately $951 million at December 31, 2008, compared to $1.08 billion at September 30, 2008, as the Company generated cash primarily through working capital reductions.

During 2008, Debt, less cash and cash equivalents, increased by approximately $872 million compared to December 31, 2007. This increase was primarily driven by acquisition spending of approximately $482 million, working capital use of approximately $400 million, and share repurchases of approximately $396 million, partially offset by net income. This increase has resulted in a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 30.4% at the end of the fourth quarter of 2008, versus the 3.3% achieved at December 31, 2007. Total Capitalization was reduced by the impairment charges taken during the fourth quarter of 2008.

Working capital: Working capital as a percentage of Trailing Three Month Annualized Net Sales was 26.7% at the end of 2008, as compared to approximately 18.5% at the end of 2007, primarily due to a reduction in Inventory Turns from 4.3 times to 3.2 times.

Backlog: Backlog of orders deliverable during the next twelve months was $2.96 billion at December 31, 2008, a decrease of 29.3% and 18.5% versus December 31, 2007 and September 30, 2008, respectively. The decrease was mainly driven by significant reductions in orders for the Aerial Work Platforms, Materials Processing, and Construction businesses, as well as the translation effect of foreign currency exchange rate changes. During the fourth quarter, the Company also experienced softening demand and cancellations and rescheduling of orders in the Cranes and Mining businesses, as the Company confirmed delivery expectations for production in 2009. The above numbers do not incorporate the approximate $648 million Cranes backlog adjustment at September 30, 2008 discussed below.

Aerial Work Platforms (AWP) segment backlog decreased 87.3% as compared to December 31, 2007, and decreased 67.7% as compared to September 30, 2008, primarily due to a significant decline in demand during the fourth quarter as construction activity has dramatically slowed and many of the segment’s end markets have experienced 40% to 50% declines in demand. Many of the segment’s customers are aging their rental fleets until there is greater clarity in their future business prospects.

Construction segment backlog decreased 64.8% versus the comparable prior year period and decreased 45.1% as compared to September 30, 2008, primarily due to a significant reduction in construction activity in most end markets for this segment’s products. Backlog was also impacted by the translation effect of foreign currency exchange rate changes.

Cranes segment backlog decreased 4.0% when compared to December 31, 2007 levels, and was flat as compared to September 30, 2008 levels. As of September 30, 2008, Cranes had not accepted firm orders for a variety of crane types, primarily rough terrain cranes that were scheduled for delivery after January 1, 2009. Production volume for which firm orders had not yet been accepted, and therefore not included in backlog at September 30, 2008, approximated $648 million. A significant portion of these orders were cancelled during the fourth quarter of 2008 due to customer uncertainty regarding the global economic crisis. Backlog was also negatively impacted by a continued softening in orders for tower cranes.

Materials Processing & Mining (MPM) segment backlog decreased 14.0% versus December 31, 2007, primarily due to the translation effect of foreign currency exchange rate changes, and decreased 31.6% as compared to September 30, 2008, primarily due to recent softness in global commodity demand and continued weak demand for Materials Processing products.

Roadbuilding, Utility Products and Other (RBUO) segment backlog declined 24.7% versus December 31, 2007 and declined 17.4% as compared to September 30, 2008, mainly due to reduced demand for North American asphalt plants and concrete mixer trucks.

The Glossary contains further details regarding backlog.

2009 Update:

The Company currently expects its 2009 net sales to decline in the range of 30%-35% compared to 2008, approximately 13% of which is the estimated translation effect of foreign currency exchange rate changes. Segment net sales are expected to be affected to varying degrees due to the deteriorating global economy and resultant weak overall demand. As compared to 2008, the Aerial Work Platforms and Utility Products businesses are expected to be down 35%-45%, Construction and Roadbuilding businesses to be down 25%-35%, the Cranes business to be down 25%-35% and the Materials Processing and Mining businesses to be down 25%-35% in 2009.

Tom Riordan, Terex President and Chief Operating Officer, stated, “Given the negative general economic conditions and the resulting effect on our industry, we are focusing our actions on cash flow generation, and aggressively reducing production levels, incoming material and our cost base. This is balanced with a sharper focus on those initiatives that will complement these activities and improve our long term position.”

“In response to the global credit crisis, the Company began taking actions during the third quarter of 2008, and as the global economy continued to weaken, the Company accelerated its responses. Actions have been taken to slow, and in some cases stop, the production of our products and to reduce the Company’s workforce for those realities. Our strategic supply partners have cooperated well with the rescheduling of incoming material. While input costs, particularly steel, have begun to moderate, we don’t expect to see significant favorable impact until the middle of 2009 due to existing inventory levels. It is a very unfortunate statement, but in excess of 5,000 jobs, including the majority of our temporary workforce, have been or are expected to be eliminated as compared to our June 2008 employment levels.”

Specific actions taken include the following:

AWP – Since June 2008, the Company reduced the AWP global workforce by 34%. This includes the elimination of a significant number of temporary agency workers. A further 7% reduction in the workforce was taken in early February 2009. Additionally, temporary shutdowns of manufacturing facilities and shortened work weeks were implemented and will continue to be used to reduce production output as necessary.

Construction – Since June 2008, actions included significantly adjusting production lines, shortened work weeks, and reducing the workforce by approximately 8%. Further significant reductions in workforce are expected to occur over the next several months to adjust team member levels to meet expected customer demand.

Materials Processing – Since June 2008, production levels have been cut significantly and, as a result, the Company reduced its independent contractor manufacturing staffing levels. In total, 22% of the workforce, including independent contractors, has been eliminated. Additionally, the Company has used extended winter shutdowns and shortened work weeks to lower production levels even further.

Roadbuilding – Since June 2008, the Company reduced its workforce by 18% to adjust production levels and resources to meet expected customer demand.

Facility Rationalization – A review is being conducted to improve the utilization of existing facilities through consolidation, transfer or sale. Some consolidations are already in process and the Company expects further changes to take place in 2009.

Other general actions have included and will include a general hiring freeze, headcount reductions, eliminating salary increases in 2009 for management-level team members and significant reductions in executive long-term compensation ranging from 10% to 50%.

Cranes and Mining production and inventory levels are being monitored very closely to ensure that they remain appropriately aligned with expected end market demand. Production cuts and workforce reductions were implemented in the Cranes businesses in early 2009 due to decreased demand for rough terrain cranes.

Other key financial information for 2009 update includes:

Credit Agreement – The Company generated $218.8 million of cash from operating activities during the fourth quarter of 2008, and had approximately $484 million of cash and cash equivalents at December 31, 2008.  Despite the positive generation of cash during the fourth quarter, continued deteriorating business conditions in certain of the Company’s operating segments and the impact of historical fixed charges incurred on a trailing twelve months basis (for example, interest expense, cash taxes, share repurchases and capital expenditures) may likely cause the Company to be in violation of the consolidated fixed charge coverage ratio covenant under its credit agreement as early as the end of the first quarter of 2009. As a result, the Company has initiated discussions with its lead banks seeking to obtain a consent and/or amendment to its credit agreement. The Company will endeavor to obtain the consent and/or amendment during the first quarter of 2009 in order to avoid any potential default under the credit agreement.  Should the Company not be able to obtain such consent or amendment, there could be adverse consequences to the Company’s liquidity.

Assumptions – The Company estimates that for 2009 the weighted average number of shares on a fully diluted basis will be 97 million. Depreciation and amortization is estimated to be $95 million. Capital expenditures are estimated to be 1.25% to 1.5% of net sales.

Working Capital – Terex ended 2008 with working capital as a percentage of Trailing Three Month Annualized Net Sales of 26.7%. To improve its working capital efficiency in 2009, the Company has dramatically cut material input and production levels to reduce its inventory levels. The Company is targeting a level of working capital as a percentage of Trailing Three Month Annualized Net Sales for the end of 2009 of 23%.

Taxes – As the Company cannot reasonably estimate its 2009 earnings performance at this time, a reliable forecast of the 2009 effective tax rate for the Company cannot be made. The 2009 effective tax rate will be impacted by the mix of jurisdictional income and the relative size of permanent tax items, valuation allowance assessments and other discrete items to overall profitability.

Fourth Quarter Segment Performance Review

Aerial Work Platforms: Net sales for the AWP segment for the fourth quarter of 2008 decreased $284.6 million, or 48.6%, to $301.3 million versus the fourth quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 45%. Net sales in North America were down 46% and were down 60% in Europe, Middle East and Africa, as compared to the fourth quarter of 2007, both primarily driven by weaker demand across all product lines.

AWP operating loss was $6.8 million in the fourth quarter of 2008 compared to an operating profit of $94.6 million in the fourth quarter of 2007. The decrease in profits was driven by significantly lower sales volume, higher input costs and costs associated with reductions in production levels. Net foreign currency impact, as well as spending reductions, partially offset these negative effects.

Construction: Net sales for the Construction segment for the fourth quarter of 2008 decreased $202.2 million, or 37.0%, to $343.9 million versus the fourth quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes and acquisition related net sales during the fourth quarter of 2008, net sales decreased approximately 34% versus the prior year period. Weakness in Western Europe that developed very quickly during the third quarter of 2008 and continued into the fourth quarter was the primary driver of lower net sales. Demand for construction equipment remained soft as residential and non-residential construction experienced increasing weakness globally.

In the fourth quarter of 2008, Construction experienced an operating loss of $66.8 million, excluding impairment charges of $364.4 million, as compared to operating income of $12.5 million for the comparable period in 2007. Lower volume and, to a lesser extent, higher input costs, mainly steel, and costs associated with reductions in production levels, primarily drove the decrease as compared to the fourth quarter of 2007.

Cranes: Net sales for the Cranes segment for the fourth quarter of 2008 increased $66.4 million, or 10.0%, to $729.4 million versus the fourth quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 18%. Favorable pricing and sales volume for high capacity cranes, including crawler cranes, all terrain cranes and rough terrain cranes, more than offset continued softness in boom trucks and highway truck cranes and recent softening in tower cranes.

In the fourth quarter of 2008, Cranes operating income increased to $100.9 million as compared to $83.7 million during the comparable period in 2007. This increase was primarily due to increased volume, favorable pricing and product mix.

Materials Processing & Mining: Net sales for the MPM segment for the fourth quarter of 2008 decreased $104.1 million, or 15.9%, to $549.3 million versus the fourth quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes and the impact of acquisitions, net sales decreased approximately 7%.

Materials Processing net sales in the fourth quarter of 2008 were significantly below the comparable prior year period, while net sales of mining equipment remained relatively unchanged. Slowing non-residential construction globally had a negative impact on demand for mobile materials processing equipment. Mining parts sales increased during the fourth quarter of 2008 versus the prior year period, reflecting higher demand from the increased installed base of equipment.

MPM operating income of $48.5 million for the fourth quarter of 2008 declined from $76.4 million for the fourth quarter of 2007. Lower materials processing sales volume, higher input costs, primarily steel, and foreign currency exchange rate changes drove the deterioration in profitability.

Roadbuilding, Utility Products and Other: Net sales for the RBUO segment for the fourth quarter of 2008 increased $2.8 million, or 1.6%, to $182.1 million versus the fourth quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes and acquisitions, net sales increased approximately 4%. Sales of utility products increased modestly during the fourth quarter of 2008 versus the comparable period in 2007, and increased net sales of roadbuilding equipment manufactured in Latin America more than offset weaker concrete mixer truck sales and softer sales of roadbuilding equipment in North America.

Operating income for the fourth quarter of 2008, excluding impairment charges of $95.5 million, was $0.4 million, an improvement compared to the operating loss of $4.7 million for the comparable period in 2007. Operating income in the fourth quarter of 2008 benefitted from cost reductions implemented earlier in the year, and was partially offset by costs associated with a reduction in production levels. During the fourth quarter of 2007, the winding down of the Company’s re-rental business negatively impacted operating profit by approximately $2 million.

Effective January 1, 2009, the Roadbuilding businesses will be consolidated within the Construction segment, the Utility Products businesses will be consolidated within the AWP segment and the RBUO segment will cease to be a reportable segment.

Corporate / Eliminations: The improvement in loss from operations for the fourth quarter of 2008 to $8.1 million versus the prior year period’s $22.6 million loss from operations reflects cost containment activities and approximately $9 million in the additional allocation of incremental corporate costs to the business segments in 2008 versus the prior year.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions may affect the sales of our products and financial results; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to fluctuations in government spending; our business is very competitive and may be affected by our cost structure, pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; investigations by the Securities and Exchange Commission (SEC) and the Department of Justice; our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. As of January 1, 2009, Terex now operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net sales	$2,076.4	$2,586.3	$9,889.6	$9,137.7
Cost of goods sold	(1,760.1)	(2,087.7)	(7,961.9)	(7,255.7)

Gross profit	316.3	498.6	1,927.7	1,882.0
Selling, general and administrative expenses	(248.2)	(258.7)	(1,065.2)	(920.6)
Goodwill impairment	(459.9)	-	(459.9)	-

(Loss) income from operations	(391.8)	239.9	402.6	961.4
Other income (expense)
Interest income	3.9	7.7	22.4	19.1
Interest expense	(26.9)	(22.3)	(103.1)	(65.8)
Loss on early extinguishment of debt	-	-	-	(12.5)
Amortization of debt issuance costs	(0.8)	(0.6)	(3.2)	(2.1)
Other income (expense) – net	(8.6)	11.3	(4.6)	19.2
(Loss) income before income taxes	(424.2)	236.0	314.1	919.3

Benefit from (provision for) income taxes	2.7	(62.0)	(242.2)	(305.4)
Net (loss) income	$(421.5)	$174.0	$71.9	$613.9

PER COMMON SHARE:
Basic	$(4.46)	$1.71	$0.73	$6.00
Diluted	$(4.46)	$1.67	$0.72	$5.85

Weighted average number of shares outstanding in per share calculation
Basic	94.6	101.9	98.1	102.4
Diluted	94.6	104.1	99.7	104.9

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$484.4	$1,272.4
Trade receivables (net of allowance of $62.8 and $62.5 at December 31, 2008 and 2007, respectively)	967.5	1,195.8
Inventories	2,234.8	1,934.3
Deferred taxes	139.0	166.3
Other current assets	215.2	208.1
Total current assets	4,040.9	4,776.9
Long-term assets
Property, plant and equipment – net	481.5	419.4
Goodwill	457.0	699.0
Deferred taxes	84.5	143.1
Other assets	381.5	277.9

Total assets	$5,445.4	$6,316.3

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$39.4	$32.5
Trade accounts payable	983.9	1,212.9
Accrued compensation and benefits	169.3	194.8
Accrued warranties and product liability	149.3	132.0
Customer advances	119.3	181.8
Other current liabilities	363.4	421.3
Total current liabilities	1,824.6	2,175.3
Non-current liabilities
Long-term debt, less current portion	1,396.4	1,319.5
Retirement plans and other	502.7	478.3
Total liabilities	3,723.7	3,973.1
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 107.1 and 106.2 shares at December 31, 2008 and 2007, respectively	1.1	1.1
Additional paid-in capital	1,046.2	1,004.1
Retained earnings	1,356.6	1,284.7
Accumulated other comprehensive (loss) income	(82.3)	256.6
Less cost of shares of common stock in treasury – 13.1 and 5.9 shares at December 31, 2008 and 2007, respectively	(599.9)	(203.3)
Total stockholders’ equity	1,721.7	2,343.2

Total liabilities and stockholders’ equity	$5,445.4	$6,316.3

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Twelve Months Ended December 31,
	2008	2007
Operating Activities
Net income	$71.9	$613.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	75.0	63.4
Amortization	22.7	12.8
Deferred taxes	20.5	2.8
Loss on early extinguishment of debt	-	3.2
Gain on sale of assets	(1.5)	(11.3)
Goodwill impairment	459.9	-
Stock-based compensation	58.2	64.9
Excess tax benefit from stock-based compensation	(8.9)	(22.9)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	143.6	(182.8)
Inventories	(404.9)	(326.3)
Trade accounts payable	(137.5)	122.5
Accrued compensation and benefits	(43.3)	1.2
Accrued warranties and product liability	25.4	13.6
Customer advances	(46.7)	93.7
Other, net	(50.7)	(87.3)
Net cash provided by operating activities	183.7	361.4
Investing Activities
Acquisition of businesses, net of cash acquired	(481.5)	(154.4)
Capital expenditures	(120.8)	(111.5)
Investments in and advances to affiliates	-	(0.9)
Proceeds from sale of assets	23.0	15.3
Net cash used in investing activities	(579.3)	(251.5)
Financing Activities
Principal repayments of long-term debt	-	(200.0)
Proceeds from issuance of long-term debt	-	800.0
Payment of debt issuance costs	-	(10.7)
Excess tax benefit from stock-based compensation	8.9	22.9
Proceeds from stock options exercised	2.5	10.4
Net borrowings under revolving line of credit agreements	36.7	(29.0)
Share repurchases	(395.5)	(166.6)
Other, net	(1.8)	4.1
Net cash (used in) provided by financing activities	(349.2)	431.1
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(43.2)	54.7
Net (Decrease) Increase in Cash and Cash Equivalents	(788.0)	595.7
Cash and Cash Equivalents at Beginning of Period	1,272.4	676.7
Cash and Cash Equivalents at End of Period	$484.4	$1,272.4

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	Fourth Quarter				Year-to-Date
	2008		2007		2008		2007
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$2,076.4		$2,586.3		$9,889.6		$9,137.7
Gross profit	316.3	15.2%	498.6	19.3%	1,927.7	19.5%	1,882.0	20.6%
SG&A	248.2	12.0%	258.7	10.0%	1,065.2	10.8%	920.6	10.1%
Goodwill impairment	(459.9)	(22.1%)	-	-	(459.9)	(4.7%)	-	-
(Loss) Income from operations	(391.8)	(18.9%)	239.9	9.3%	402.6	4.1%	961.4	10.5%
Income from operations excluding impairment	$68.1	3.3%	$239.9	9.3%	$862.5	8.7%	$961.4	10.5%

AWP
Net sales	$301.3		$585.9		$2,074.1		$2,337.8
Gross profit	47.1	15.6%	145.3	24.8%	475.0	22.9%	647.9	27.7%
SG&A	53.9	17.9%	50.7	8.7%	228.6	11.0%	194.8	8.3%
(Loss) Income from operations	$(6.8)	(2.3%)	$94.6	16.1%	$246.4	11.9%	$453.1	19.4%

Construction
Net sales	$343.9		$546.1		$1,887.3		$1,908.5
Gross (loss) profit	(10.3)	(3.0%)	65.8	12.0%	165.7	8.8%	250.3	13.1%
SG&A	56.5	16.4%	53.3	9.8%	240.2	12.7%	194.2	10.2%
Goodwill impairment	(364.4)	(106.0%)	-	-	(364.4)	(19.3%)	-	-
(Loss) Income from operations	(431.2)	(125.4%)	12.5	2.3%	(438.9)	(23.3%)	56.1	2.9%
(Loss) Income from operations excluding impairment	$(66.8)	(19.4%)	$12.5	2.3%	$(74.5)	(3.9%)	$56.1	2.9%

Cranes
Net sales	$729.4		$663.0		$2,888.8		$2,234.9
Gross profit	156.6	21.5%	135.2	20.4%	629.8	21.8%	448.2	20.1%
SG&A	55.7	7.6%	51.5	7.8%	228.3	7.9%	191.5	8.6%
Income from operations	$100.9	13.8%	$83.7	12.6%	$401.5	13.9%	$256.7	11.5%

MPM
Net sales	$549.3		$653.4		$2,457.1		$2,092.1
Gross profit	103.4	18.8%	132.3	20.2%	555.0	22.6%	442.4	21.1%
SG&A	54.9	10.0%	55.9	8.6%	235.8	9.6%	196.7	9.4%
Income from operations	$48.5	8.8%	$76.4	11.7%	$319.2	13.0%	$245.7	11.7%

RBUO
Net sales	$182.1		$179.3		$717.9		$675.8
Gross profit	20.7	11.4%	19.1	10.7%	104.9	14.6%	91.1	13.5%
SG&A	20.3	11.1%	23.8	13.3%	91.2	12.7%	91.8	13.6%
Goodwill impairment	(95.5)	(52.4%)	-	-	(95.5)	(13.3%)	-	-
Loss from operations	(95.1)	(52.2%)	(4.7)	(2.6%)	(81.8)	(11.4%)	(0.7)	(0.1%)
Income (Loss) from operations excluding impairment	$0.4	0.2%	$(4.7)	(2.6%)	$13.7	1.9%	$(0.7)	(0.1%)

Corporate/Eliminations
Net sales	$(29.6)		$(41.4)		$(135.6)		$(111.4)
Loss from operations	$(8.1)	27.4%	$(22.6)	54.6%	$(43.8)	32.3%	$(49.5)	44.4%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended December 31, 2008, unless otherwise indicated.

Adjusted EBITDA is defined as earnings, excluding goodwill impairment charges, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Adjusted income from operations back into Adjusted income from operations to arrive at Adjusted EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in Adjusted EBITDA. Terex believes that disclosure of Adjusted EBITDA will be helpful to those reviewing its performance, as Adjusted EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2008	2007	2008	2007
(Loss) Income from operations	$(391.8)	$239.9	$402.6	$961.4
Add back: Goodwill impairment	459.9	-	459.9	-
Adjusted income from operations	68.1	239.9	862.5	961.4
Depreciation	18.8	16.5	75.0	63.4
Amortization	5.0	5.5	22.7	12.8
Bank fee amortization not included in (Loss) Income from operations	(0.8)	(0.6)	(3.2)	(2.1)
Adjusted EBITDA	$91.1	$261.3	$957.0	$1,035.5

Adjusted Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations as adjusted by a figure equal to one minus the adjusted effective tax rate of the Company. The adjusted effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by Income before income taxes as adjusted for the respective quarter.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2008	Dec 31, 2007	% change	Sept 30, 2008	% change

Consolidated Backlog	$2,955.6	$4,180.9	(29.3%)	$3,626.6	(18.5%)

AWP	$83.1	$652.4	(87.3%)	$256.9	(67.7%)

Construction	$240.2	$682.2	(64.8%)	$437.6	(45.1%)

Cranes	$1,925.3	$2,005.5	(4.0%)	$1,926.0	0.0%

MPM	$595.7	$692.9	(14.0%)	$871.3	(31.6%)

RBUO	$111.3	$147.9	(24.7%)	$134.8	(17.4%)

The following table shows the Company’s consolidated backlog, incorporates the Cranes backlog adjustment and adjusts historical backlog based upon December 31, 2008 foreign exchange rates.

	Dec 31, 2008	Dec 31, 2007	% change	Sept 30, 2008	% change

Consolidated Backlog	$2,955.6	$4,180.9	(29.3%)	$3,626.6	(18.5%)

Cranes 2009 Backlog Adjustment*	$-	$-		$647.8

Subtotal	$2,955.6	$4,180.9	(29.3%)	$4,274.4	(30.9%)

Foreign Exchange Translation Effect (at December 31, 2008 rates)	$-	$(365.9)		$(131.0)

Adjusted Total Backlog	$2,955.6	$3,815.0	(22.5%)	$4,143.4	(28.7%)

The following table shows the Company’s Cranes backlog, incorporates the Cranes backlog adjustment and adjusts historical backlog based upon December 31, 2008 foreign exchange rates.

	Dec 31, 2008	Dec 31, 2007	% change	Sept 30, 2008	% change
Cranes Backlog	$1,925.3	$2,005.5	(4.0%)	$1,926.0	0.0%

Cranes 2009 Backlog Adjustment*	$-	$-		$647.8

Subtotal	$1,925.3	$2,005.5	(4.0%)	$2,573.8	(25.2%)

Foreign Exchange Translation Effect (at December 31, 2008 rates)	$-	$(67.2)		$(26.1)

Adjusted Total Cranes Backlog	$1,925.3	$1,938.3	(0.7%)	$2,547.7	(24.4%)

* As of September 30, 2008, Terex had not accepted firm orders for a variety of crane types, primarily rough terrain cranes that were scheduled for delivery after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflected the demand environment and potential input cost increases of the business. Production volumes for which firm orders had not yet been accepted and that were not included in backlog approximated $648 million at September 30, 2008. A significant portion of these orders were cancelled during the fourth quarter of 2008. Currently there are no unpriced crane orders and all orders are reflected in the December 31, 2008 backlog number.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$ 1,396.4
Notes payable and current portion of long-term debt	39.4

Debt	$1,435.8

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Inventory Turns are calculated by multiplying Cost of goods sold for the three months ended December 31 of the relevant year by four and dividing that figure by Inventories as of December 31 of the relevant year.

Inventory Turns
	2008	2007
Cost of goods sold for the three months ended December 31	$ 1,760.1	$ 2,087.7
	x 4	x4
	$ 7,040.4	$ 8,350.8

Divided by year-end Inventory balance	$2,234.8	$1,934.3
Inventory Turns	3.2x	4.3x

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Adjusted Net Operating Profit After Tax (as defined above) by the average of the sum of Total stockholders’ equity as adjusted plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ Adjusted NOPAT, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarters ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table.

	Dec 08	Sep 08	Jun 08	Mar 08	Dec 07
(Benefit from) provision for income taxes as adjusted	$(1.0)	$44.9	$116.8	$83.2
Divided by: Income before income taxes as adjusted	35.7	138.7	353.1	246.5
Adjusted effective tax rate	(2.8%)	32.4%	33.1%	33.8%

Income from operations as adjusted	68.1	167.2	370.9	256.3
Multiplied by: 1 minus adjusted effective tax rate	102.8%	67.6%	66.9%	66.2%
Adjusted net operating profit after tax	$70.0	$113.0	$248.1	$169.7

Debt (as defined above)	$1,435.8	$1,568.2	$1,355.9	$1,373.4	$1,352.0
Less: Cash and cash equivalents	(484.4)	(487.9)	(590.0)	(604.2)	(1,272.4)
Debt less Cash and cash equivalents	$951.4	$1,080.3	$765.9	$769.2	$79.6

Total stockholders’ equity as adjusted	$2,179.9	$2,302.9	$2,664.6	$2,538.1	$2,343.2

Debt less Cash and cash equivalents plus Total stockholders’ equity as adjusted (Total capitalization)	$3,131.3	$3,383.2	$3,430.5	$3,307.3	$2,422.8

Adjusted NOPAT (4 qtrs)	$600.8
Avg Net Debt plus Equity (5 qtr ends)	$3,135.0

ROIC	19.2%

Note: Income from operations, effective tax rate and total stockholders equity have been adjusted in the table above to eliminate the goodwill impairment taken in the fourth quarter of 2008. Including goodwill impairment, ROIC for 2008 was 4.6%.

Reconciliation of the December 2008 Column (above) of ROIC Adjusted for Goodwill Impairment

Dec 2008
Loss before income taxes as reported	$(424.2)
Goodwill impairment	(459.9)
Income before income taxes as adjusted	$35.7

Benefit from income taxes as reported	$2.7
Less benefit from income taxes on impairment	1.7
Benefit from income taxes as adjusted	$1.0

Income before income taxes as adjusted	$35.7
Benefit from income taxes as adjusted	1.0
Net income as adjusted	$36.7

Loss from operations as reported	$(391.8)
Goodwill impairment	(459.9)
Income from operations as adjusted	$68.1

Total stockholders' equity as reported	$1,721.7
Less: Net loss as reported	(421.5)
Add: Net income as adjusted	36.7
Total stockholders' equity as adjusted	$2,179.9

Effective Tax Rate Reconciliation Excluding Impairment
	Three months ended Dec 31, 2008				Twelve months ended Dec 31, 2008
	As Reported		Impairment	Excluding Impairment	As Reported		Impairment	Excluding Impairment

(Loss) income before income taxes	$(424.2)		$(459.9)	$35.7	$314.1		$(459.9)	$774.0

Benefit from (provision for) income taxes	2.7		1.7	1.0	(242.2)		1.7	(243.9)

Net (loss) income	$(421.5)	$		$36.7	$71.9	$		$530.1

Effective tax rate	(0.6%)		0.4%	(2.8%)	77.1%		0.4%	31.5%

Diluted (loss) earnings per share	$(4.46)		$(4.84)	$0.39	$0.72		$(4.60)	$5.32

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of December 31, 2008 is defined as the sum of:

•	Total stockholders’ equity (excluding goodwill impairment); and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Adjusted stockholders' equity	$2,179.9
Debt (as defined above)	1,435.8
Less: Cash and cash equivalents	(484.4)

Total Capitalization	$3,131.3

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Fourth Quarter Net Sales	$2,076.4
x	4
Trailing Three Month Annualized Sales	$8,305.6

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of December 31, 2008, working capital was:

Inventories	$2,234.8
Trade Receivables, net	967.5
Less: Trade Accounts Payable	(983.9)
Total Working Capital	$2,218.4

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